Exhibit 10.32
CC MEDIA HOLDINGS, INC.
2008 ANNUAL INCENTIVE PLAN
1. Purposes. The purposes of this 2008 Annual Incentive Plan are to provide an incentive to executive officers and other selected key executives of Clear Channel to contribute to the growth, profitability and increased shareholder value of Clear Channel and to retain such executives.
2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:
     (a) “Board” shall mean Clear Channel’s Board of Directors.
     (b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions thereto.
     (c) “Committee” shall mean a committee composed of at least two members of the Board.
     (d) “Clear Channel” or “Company” shall mean CC Media Holdings, Inc. and any entity that succeeds to all or substantially all of its business.
     (e) “Effective Date” shall mean January 1, 2008.
     (f) “Eligible Employee” shall mean each executive officer of Clear Channel, including those employed by subsidiaries, and other key executives of Clear Channel and its subsidiaries selected by the Committee.
     (g) “GAAP” shall mean U.S. Generally Accepted Accounting Principles.
     (h) “Participant” shall mean an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.
     (i) “Performance Award” shall mean the right of a Participant to receive cash or other property following the completion of a Performance Period based upon performance in respect of one or more of the Performance Goals during such Performance Period, as specified in Section 5.

     (j) “Performance Goals” shall mean or may be expressed in terms of any of the following business criteria: revenue growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA growth, operating income before depreciation and amortization and non-cash compensation expense (“OIBDAN”), OIBDAN growth, funds from operations, funds from operations per share and per share growth, cash available for distribution, cash available for distribution per share and per share growth, operating income and operating income growth, net earnings, earnings per share and per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, improvements in Clear Channel’s attainment of expense levels, implementing or completion of critical projects, or improvement in cash-flow (before or after tax). A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee by no later than the earlier of the date that is ninety (90) days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent (25%) of the Performance Period has elapsed, the Performance Goals will be determined by not accounting for a change in GAAP during a Performance Period.
     (k) “Performance Objective” shall mean the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Participant shall become entitled to specified rights in connection with a Performance Award.
     (l) “Performance Period” shall mean the calendar year, or such other shorter or longer period designated by the Committee, during which performance will be measured in order to determine a Participant’s entitlement to receive payment of a Performance Award.
     (m) “Plan” shall mean this CC Media Holdings, Inc. 2008 Annual Incentive Plan, as amended from time to time.
3. Administration.
     (a) Authority. The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, in its sole discretion, from time to time to: (i) select Participants; (ii) grant Performance Awards under the Plan; (iii) determine the type, terms and conditions of, and all other matters relating to, Performance Awards; (iv) prescribe Performance Award agreements (which need not be identical); (v) establish, modify or rescind such rules and regulations as it deems necessary for the proper administration of the Plan; and (vi) make such determinations and interpretations and to take such steps in connection with the Plan or the Performance Awards granted thereunder as it deems necessary or advisable. All such actions by the Committee under the Plan or with respect to the Performance Awards granted thereunder shall be final and binding on all persons.

     (b) Manner of Exercise of Committee Authority. The Committee may delegate its responsibility with respect to the administration of the Plan to one or more officers of Clear Channel, to one or more members of the Committee or to one or more members of the Board; provided , however , that the Committee may not delegate its responsibility (i) to make Performance Awards to executive officers of Clear Channel and to certify the satisfaction of Performance Objectives pursuant to Section 5(e). The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of the Company.
     (c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of Clear Channel, Clear Channel’s independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of Clear Channel acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by Clear Channel with respect to any such action or determination.
4. Types of Awards. Subject to the provisions of the Plan, the Committee has the discretion to grant to Participants Performance Awards described in Section 5 in respect of any Performance Period.
5. Performance Awards.
     (a) Form of Award. The Committee is authorized to grant Performance Awards pursuant to this Section 5. A Performance Award shall represent the conditional right of the Participant to receive cash or other property based upon achievement of one or more pre-established Performance Objectives during a Performance Period, subject to the terms of this Section 5 and the other applicable terms of the Plan. Performance Awards shall be subject to such conditions, including deferral of settlement, risks of forfeiture, restrictions on transferability and other terms and conditions as shall be specified by the Committee.
     (b) Performance Objectives. The Committee shall establish the Performance Objective for each Performance Award, consisting of one or more business criteria permitted as Performance Goals hereunder and one or more levels of performance with respect to each such criteria. In addition, the Committee shall establish the amount or amounts payable or other rights that the Participant will be entitled to as a Performance Award upon achievement of such levels of performance. The Performance Objective shall be established by the Committee prior to, or reasonably promptly following the inception of, a Performance Period.

     (c) Additional Provisions Applicable to Performance Awards. More than one Performance Goal may be incorporated in a Performance Objective, in which case achievement with respect to each Performance Goal may be assessed individually or in combination with each other. The Committee may, in connection with the establishment of Performance Objectives for a Performance Period, establish a matrix setting forth the relationship between performance on two or more Performance Goals and the amount of the Performance Award payable for that Performance Period. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine. Performance Objectives may differ for Performance Awards granted to any one Participant or to different Participants.
     (d) Duration of the Performance Period. The Committee shall establish the duration of each Performance Period at the time that it sets the Performance Objectives applicable to that Performance Period. The Committee shall be authorized to permit overlapping or consecutive Performance Periods.
     (e) Certification. Following the completion of each Performance Period, the Committee shall certify in writing whether the Performance Objective and other material terms for paying amounts in respect of each Performance Award related to that Performance Period have been achieved or met. Unless the Committee determines otherwise, Performance Awards shall not be settled until the Committee has made the certification specified under this Section 5(e).
     (f) Adjustment. The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Performance Award of any Participant for any reason, including, without limitation, changes in the position or duties of any Participant with Clear Channel during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to Clear Channel and the Participants, the Committee shall adjust Performance Objectives, the Performance Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of Clear Channel or any subsidiary into another corporation, any consolidation of Clear Channel or any subsidiary into another corporation, any separation of Clear Channel or any subsidiary (including a spin-off or the distribution of stock or property of Clear Channel or any subsidiary), any reorganization of Clear Channel or any subsidiary or a large, special and non-recurring dividend paid or distributed by Clear Channel (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of Clear Channel or any subsidiary or (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements of the last sentence of Section 2(j) of the Plan).

     (g) Timing of Payment. Except as provided below, any cash amounts payable in respect of Performance Awards for a Performance Period will generally be paid as soon as practicable following the determination in respect thereof made pursuant to Section 5(e), and any non-cash amounts or any other rights that the Participant is entitled to with respect to a Performance Award for a Performance Period will be paid in accordance with the terms of the Performance Award.
     (h) Deferral of Payments. Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, a Participant shall have the right to elect to defer receipt of part or all of any payment due with respect to a Performance Award.
     (i) Maximum Amount Payable Per Participant Under This Section 5. With respect to Performance Awards to be settled in cash or property, a Participant shall not be granted Performance Awards for all of the Performance Periods commencing in a calendar year that permit the Participant in the aggregate to earn a cash payment or payment in other property, in excess of $15,000,000.
6. General Provisions.
     (a) Termination of Employment. In the event a Participant terminates employment for any reason during a Performance Period or prior to the Performance Award payment, he or she (or his or her beneficiary, in the case of death) shall not be entitled to receive any Performance Award for such Performance Period unless the Committee, in its sole and absolute discretion, elects to pay a Performance Award to such Participant.
     (b) Death of the Participant. Subject to Section 6(a), in the event of the death of a Participant, any payments hereunder due to such Participant shall be paid to his or her beneficiary as designated in writing to the Committee or, failing such designation, to his or her estate. No beneficiary designation shall be effective unless it is in writing and received by the Committee prior to the date of death of the Participant.
     (c) Taxes. Clear Channel is authorized to withhold from any Performance Award granted, any payment relating to a Performance Award under the Plan, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving a Performance Award, and to take such other action as the Committee may deem advisable to enable Clear Channel and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Performance Award. This authority shall include authority for Clear Channel to withhold or receive other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

     (d) Limitations on Rights Conferred under Plan and Beneficiaries. Neither status as a Participant nor receipt or completion of a deferral election form shall be construed as a commitment that any Performance Award will become payable under the Plan. Nothing contained in the Plan or in any documents related to the Plan or to any Award shall confer upon any Eligible Employee or Participant any right to continue as an Eligible Employee, Participant or in the employ of Clear Channel or constitute any contract or agreement of employment, or interfere in any way with the right of Clear Channel to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such Eligible Employee or Participant, with or without cause, but nothing contained in this Plan or any document related thereto shall affect any other contractual right of any Eligible Employee or Participant. No benefit payable under, or interest in, this Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.
     (e) Changes to the Plan and Awards. Notwithstanding anything herein to the contrary, the Board, or a committee designated by the Board, may, at any time, terminate or, from time to time, amend, modify or suspend the Plan and the terms and provisions of any Performance Award theretofore granted to any Participant which has not been settled (either by payment or deferral). No Performance Award may be granted during any suspension of the Plan or after its termination.
     (f) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any amounts payable to a Participant pursuant to a Performance Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Performance Award, or the taking of any other action pursuant to the Plan shall give any such Participant any rights that are greater than those of a general creditor of Clear Channel; provided that the Committee may authorize the creation of trusts and deposit therein cash or other property or make other arrangements, to meet Clear Channel’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify in accordance with applicable law.
     (g) Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board (or a committee designated by the Board) shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem necessary.
     (h) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Performance Award shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable Federal law.

EXHIBIT C
Compensation Arrangements, Performance Objectives and Performance Awards
Participants: Mark P. Mays and Randall T. Mays

Compensation Arrangement:	with respect to Mark P. Mays, $6,625,000 in cash, if the Company’s 2008 Core Assets OIBDAN[1] (which excludes results from the Television division) in the 2008 fiscal year is equal to or greater than $1,903,876,000; with respect to Randall T Mays, $6,625,000 in cash, if the Company’s 2008 Core Assets OIBDAN[1] (which excludes results from the Television division) in the 2008 fiscal year is equal to or greater than $1,903,876,000.

[1]	As used herein, “OIBDAN” means operating income as defined by GAAP before depreciation and amortization and non-cash compensation expense.

C-1

EXHIBIT D
Compensation Arrangements, Performance Objectives and Performance Awards
Participant: John Hogan

Compensation Arrangement:	the amounts of (i) salary and (ii) bonus shown in the attached table corresponding to (A) the increase in OIBDAN[2] in the Company’s Radio Division for the 2008 fiscal year over the OIBDAN in the Company’s Radio Division for the 2007 fiscal year plus (C) Management by Objective opportunities.

[2]	As used herein, “OIBDAN” means operating income as defined by GAAP before depreciation and amortization and non-cash compensation expense.

D-1

John Hogan — Proposed 2008 Compensation Package

			Total Cash Comp
Base Salary:
2003	535,000		550,000
2004	550,000	2.8%	600,000
2005	600,000	9.1%	600,000
2006	625,000	4.2%	1,600,000
2007	750,000	20.0%	907,500
2008	775,000	3.3%

Bonus:
2003	15,000
2004	50,000
2005
2006	975,000
2007	157,500

Target 2% OIBDAN Growth			600,000
Target Bonus	1,000,000

	80%			6.67%			6.67%			6.67%
	OIBDAN			MBO#1			MBO #2			MBO #3
OIBDAN	Bonus	OIBDAN		Bonus			Bonus			Bonus		Total Bonus	% of Bonus
Growth Rate	Target	Bonus		Amount	Bonus		Amount	Bonus		Amount	Bonus	Opportunity	Opportunity
0.2%	8.00%	80,000		0.67%	6,667		0.67%	6,667		0.67%	6,667	100,000	10.0%
0.4%	16.00%	160,000		1.33%	13,333		1.33%	13,333		1.33%	13,333	200,000	20.0%
0.6%	24.00%	240,000		2.00%	20,000		2.00%	20,000		2.00%	20,000	300,000	30.0%
0.8%	32.00%	320,000		2.67%	26,667		2.67%	26,667		2.67%	26,667	400,000	40.0%
1.0%	40.00%	400,000		3.33%	33,333		3.33%	33,333		3.33%	33,333	500,000	50.0%
1.2%	48.00%	480,000		4.00%	40,000		4.00%	40,000		4.00%	40,000	600,000	60.0%
1.4%	56.00%	560,000		4.67%	46,667		4.67%	46,667		4.67%	46,667	700,000	70.0%
1.6%	64.00%	640,000		5.33%	53,333		5.33%	53,333		5.33%	53,333	800,000	80.0%
1.8%	72.00%	720,000		6.00%	60,000		6.00%	60,000		6.00%	60,000	900,000	90.0%
2.0%	80.00%	800,000	66,667	6.67%	66,667	66,667	6.67%	66,667	66,667	6.67%	66,667	1,000,000	100.0%
2.2%	92.00%	920,000		7.67%	76,667		7.67%	76,667		7.67%	76,667	1,150,000	115.0%
2.4%	104.00%	1,040,000		8.67%	86,667		8.67%	86,667		8.67%	86,667	1,300,000	130.0%
2.6%	116.00%	1,160,000		9.67%	96,667		9.67%	96,667		9.67%	96,667	1,450,000	145.0%
2.8%	128.00%	1,280,000		10.67%	106,667		10.67%	106,667		10.67%	106,667	1,600,000	160.0%
3.0%	140.00%	1,400,000		11.67%	116,667		11.67%	116,667		11.67%	116,667	1,750,000	175.0%
3.2%	152.00%	1,520,000		12.67%	126,667		12.67%	126,667		12.67%	126,667	1,900,000	190.0%
3.4%	164.00%	1,640,000		13.67%	136,667		13.67%	136,667		13.67%	136,667	2,050,000	205.0%
3.6%	176.00%	1,760,000		14.67%	146,667		14.67%	146,667		14.67%	146,667	2,200,000	220.0%
3.8%	188.00%	1,880,000		15.67%	156,667		15.67%	156,667		15.67%	156,667	2,350,000	235.0%
4.0%	200.00%	2,000,000		16.67%	166,667		16.67%	166,667		16.67%	166,667	2,500,000	250.0%

20% of total bonus opportunity will be based on success In achieving the following MBO goals:

MBO objective #1: Implement blueprinting process

MBO Objective #2: Improve CCU Radio ratings

MBO Objective #3: Improve CCU Radio revenues

1.	Growth (over prior year ) needed in OIBDAN to reach target bonus is 2.0%.

2.	Performance on all 2008 MBO objectives will be based on the judgement of the Board of Directors.

Stock Options/Restricted Stock:
2003 (SO)	85,000
2004 (SO)	85,000		50,000	(a)
2005 (SO)	100,000
2006 (RS)	25,000		50,000	(b)
2007 (RS)	30,000
2008 (SO)	204,506	(est)

(a)	one time grant to put under contract

(b)	one time Special Grant

2008 Total Compensation Package
Salary	775,000
Bonus Target	1,000,000
Stock Options	2,104,365	(est)

Total	3,879,365	(est)

Value of proposed stock option grant (assumes 2.5X return achieved over 5 years)	$2,104,365	(204,506 options at $34.30)

Total Package Value at Target =	$3,879,365

EXHIBIT E-1
2007 Compensation Arrangements, Performance Objectives and Performance Awards
See attached

Bob Cohen — 2007 Compensation Package

Base Salary:
2003	210,000
2004	225,000	7.1%
2005	235,000	4.4%
2006	275,000	17.0%
2007	325,000	18.2%

Bonus:
2003	205,000
2004	150,000
2005	210,000
2006	200,000

Target 2007 Bonus Is 185,000
Actual 2007 OIBN: -3.6%
Total Bonus for 2007 Performance: $20,000

OIBN	% of Bonus	Bonus	Bonus
Growth Rate	Opportunity	Target	Payment
1%	10.0%	10.00%	18,500
2%	20.0%	20.00%	37,000
3%	30.0%	30.00%	55,500
4%	40.0%	40.00%	74,000
5%	50.0%	50.00%	92,500
6%	60.0%	60.00%	111,000
7%	70.0%	70.00%	129,500
8%	80.0%	80.00%	148,000
9%	90.0%	90.00%	166,500
10%	100.0%	100.00%	185,000
11%	110.0%	110.00%	203,500
12%	120.0%	120.00%	222,000
13%	130.0%	130.00%	240,500
14%	140.0%	140.00%	259,000
15%	150.0%	150.00%	277,500
16%	160.0%	160.00%	296,000
17%	170.0%	170.00%	314,500
18%	180.0%	180.00%	333,000
19%	190.0%	190.00%	351,500
20%	200.0%	200.00%	370,000
21%	210.0%	210.00%	388,500
22%	220.0%	220.00%	407,000
23%	230.0%	230.00%	425,500
24%	240.0%	240.00%	444,000
25%	250.0%	250.00%	462,500
Growth (over prior year) needed in OIBN to reach target bonus is 10%. Bonus is based upon Division only. Bonus is scaled so better performance gets bigger bonus, lower performance gets smaller bonus. An additional bonus of $5,000 each (up to $20,000 total) will be paid for attainment of the following MBO goals:
1.	Improve operational processes in Mexico: management skills, sales proficiency, and business systems

2.	Develop online content in Australia and New Zealand

3.	Australia — Reverse decline of revenue share

4.	New Zealand — Defend against CanWest Networks in Auchland, and improve Christ Church

Stock Options:
2003	25,000
2004	25,000
2005	25,000

Restricted Stock:
2006	6,250	12,500	(a)
2007	8,500

(a) One Time Special Realignment Grant

2007 Total Compensation Package

Salary:	$325,000
Bonus:	$185,000

Restricted Stock:	$314,500

Total:	$824,500
Value of 2007 restricted stock grant at $37.00 = $314,500

EXHIBIT E-2
2008 Compensation Arrangements, Performance Objectives and Performance Awards
Participant: Bob Cohen

Compensation Arrangement:	the amounts of (i) salary and (ii) bonus shown in the attached table corresponding to (A) the increase in OIBDAN[3] in the Company’s International Radio Division for the 2008 fiscal year over the OIBDAN in the Company’s International Radio Division for the 2007 fiscal year and (B) Management by Objective opportunities.

[3]	As used herein, “OIBDAN” means operating income as defined by GAAP before depreciation and amortization and non-cash compensation expense.

Bob Cohen — Proposed 2008 Compensation Package

Base Salary:
2003	210,000
2004	225,000	7.1%
2005	235,000	4.4%
2006	275,000	17.0%
2007	325,000	18.2%
2008	340,000	4.6%
Bonus:
2003	205,000
2004	150,000
2005	210,000
2006	200,000
2007	20,000

Target 2008 Bonus Is: $185,000

OIBDAN	% of Bonus	Bonus
Growth Rate	Opportunity	Payment
0.5%	10.0%	$18,500
1.0%	20.0%	$37,000
1.5%	30.0%	$55,500
2.0%	40.0%	$74,000
2.5%	50.0%	$92,500
3.0%	60.0%	$111,000
3.5%	70.0%	$129,500
4.0%	80.0%	$148,000
4.5%	90.0%	$166,500
5.0%	100.0%	$185,000
5.5%	110.0%	$203,500
6.0%	120.0%	$222,000
6.5%	130.0%	$240,500
7.0%	140.0%	$259,000
7.5%	150.0%	$277,500
8.0%	160.0%	$296,000
8.5%	170.0%	$314,500
9.0%	180.0%	$333,000
9.5%	190.0%	$351,500
10.0%	200.0%	$370,000
10.5%	210.0%	$388,500
11.0%	220.0%	$407,000
11.5%	230.0%	$425,500
12.0%	240.0%	$444,000
12.5%	250.0%	$462,500
Growth (over prior year) needed in OIBDAN to reach target bonus is 5%. Bonus is based upon Division only. Bonus is scaled so better performance gets bigger bonus, lower performance gets smaller bonus. An additional bonus of $5,000 each (up to $20,000 total) will be paid for attainment of the following MBO goals:
1.	Improve operational processes in Mexico: management skills, sales proficiency, and business systems

2.	Develop online content in Australia and New Zealand

3.	Australia — Reverse decline of revenue share

4.	New Zealand — Defend against CanWest Networks in Auchland, and improve Christ Church

Stock Options:
2003	25,000
2004	25,000
2005	25,000

Restricted Stock:
2006	6,250	12,500	(a)
2007	8,500

(a)	One Time Special Realignment Grant

2008 Total Compensation Package

Salary	$340,000
Bonus	$185,000

LTI phantom stock	TBD

Cash Comp Target	$525,000

EXHIBIT E-3
Retention and Price Bonus Agreement
See attached

Retention and Price Bonus Agreement — Bob Cohen
February15, 2008
Mr. Bob Cohen
Dear Bob:
This Agreement establishes some additional terms of your continued employment with Clear Channel Communications, Inc. (CC), pending the closing of the proposed acquisition of the Clear Channel Communications, Inc. International Radio Division by a third party(s) who has not yet been identified. We will refer to the date that the acquisition is closed as the closing date.
1. Duration
The term of this Agreement will begin on the date this agreement is signed and end on the closing date. If the Mexico and Australia/New Zealand assets are not sold together, the term of this Agreement will end on the later closing date. Unless extended through the consent of both parties, this Agreement will expire if the acquisition(s) have not been announced by December 31, 2012.
2. Title
You will be employed as President of Clear Channel International Radio, devoting your best professional efforts, time and skill to the performance of the duties originally undertaken under your current job description. You will continue to report to Mark Mays, the CEO of Clear Channel Communications.
3. Compensation
Your annual base salary will increase to $340,000 effective February 1, 2008 effective January 1,2008 and you will be paid in accordance with CC’s normal payroll procedures. Your 2008 bonus opportunities are shown on the attached spreadsheet, and you will be eligible for annual salary reviews in accordance with CC’s normal pay review procedures.
4. Retention Bonus
You will be eligible for a retention bonus of one half of your current base salary, subject to the terms described below. That amount will be paid to you only if you are still employed by CC on the closing date and if you agree to and sign a general release prepared by the Company. It will be paid to you through the next reasonable payroll cycle following the closing date.

5. Termination
No specific term of employment is intended by the terms outlined above, by inference or otherwise. Your employment is and continues to be at-will. If CC terminates your employment other than for cause before December 31,2009, CC will be obligated to pay you the retention bonus. However, no retention bonus will be payable if you are terminated for cause. If for any reason you resign from CC at any point before the closing date, no bonus will be payable.
For purposes of this Agreement, “cause” means:
Your willful and continued failure to perform substantially your duties with CC.
Your willful engagement in illegal conduct or gross misconduct.
6. Price Bonus
In addition to the Retention Bonus described above, you are eligible for the following Price Bonuses. If the net price received by CC for the sale of the Mexico assets exceeds $80,000,000 you will receive a bonus equal to 2.0% of the excess amount. For example, if CC receives a net of $85,000,000 you will earn $5,000,000 X .02, or $100,000.
Additionally, if the net price received by CC for the sale of the Australia/New Zealand assets exceeds $350,000,000 you will receive a bonus equal to 1.0% of the excess amount.
7. Severance
If you are involuntarily terminated without cause in connection with the sale of the International Radio Division and are not offered comparable employment with the successor entity(s), you will be entitled to receive twice the amount of your current annual base salary plus twice the amount of the largest annual bonus you earned for your performance in any year beginning with the 2006 performance year. For purposes of this Agreement, “comparable employment” means a position where there is no reduction in base pay or bonus opportunity as determined immediately prior to the termination date, and which does not require the relocation of your primary office to a location which is more than 30 miles from your present location without your consent.
Additionally, all of your unvested stock options and restricted stock awards will be immediately and fully vested and exercisable (to the extent applicable) if you are involuntarily terminated without cause as a result of the sale of the International Radio Division. Any severance payment is conditional upon your execution of a general release of claims in favor of CC, and will be subject to the terms of any future document which may be adopted by CC to describe the terms and conditions of severances payable as a result of the Merger and/or Permitted Divestitures.
8. Governing Law
The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the relevant laws of the state of Texas.
9. Modification
No provision of this Agreement may be modified, altered or amended, except by collective agreement between CC and you in writing.
10. Arbitration
By signing this Agreement, you agree that any claims or disputes covered by this Agreement or resulting from your employment during the term of the Agreement must be submitted to binding arbitration in accordance with the terms of the Clear Channel Arbitration Policy.
If you accept the terms of this Agreement, please sign below in the space provided.

Date:	Employee (sign):

Bob Cohen, President — Clear Channel International Radio

Date:	Employer (sign):

Mark Mays, CEO — Clear Channel Communications

EXHIBIT F-1
2008 Compensation Arrangements, Performance Objectives and Performance Awards
Participant: Craig Millar

Compensation Arrangement:	the amounts of (i) salary and (ii) bonus shown in the attached table corresponding to (A) the increase in OIBDAN[4] in the Company’s Television Division for the 2008 fiscal year over the OIBDAN in the Company’s Television Division for the 2007 fiscal year and (B) Management by Objective opportunities.

[4]	As used herein, “OIBDAN” means operating income as defined by GAAP before depreciation and amortization and non-cash compensation expense.
F-l

Craig Millar — Proposed 2008 Compensation Package

Base Salary:
2003	170,000
2004	175,000	2.9%
2005	220,000	25.7%
2006	240,000	9.1%
2007	275,000	14.6%
2008	350,000	27.3%

Bonus:
2003	30,000
2004	40,000
2005	52,686
2006	101,996
2007	206,400

Target 2008 Bonus Is: $200,000

OIBDAN	% of Bonus	Bonus
Growth Rate	Opportunity	Payment
0.25%	10.0%	$20,000
1.00%	20.0%	$40,000
1.75%	30.0%	$60,000
2.50%	40.0%	$80,000
3.25%	50.0%	$100,000
4.00%	60.0%	$120,000
4.75%	70.0%	$140,000
5.50%	80.0%	$160,000
6.25%	90.0%	$180,000
7.00%	100.0%	$200,000
7.75%	110.0%	$220,000
8.50%	120.0%	$240,000
9.25%	130.0%	$260,000
10.00%	140.0%	$280,000
10.75%	150.0%	$300,000
11.50%	160.0%	$320,000
12.25%	170.0%	$340,000
13.00%	180.0%	$360,000
13.75%	190.0%	$380,000
14.50%	200.0%	$400,000
15.25%	210.0%	$420,000
16.00%	220.0%	$440,000
16.75%	230.0%	$460,000
17.50%	240.0%	$480,000
18.25%	250.0%	$500,000
Growth (over prior year) needed in OIBDAN to reach target bonus is 5%. Bonus is based upon Division only. Bonus is scaled so better performance gets bigger bonus, lower performance gets smaller bonus. An additional bonus of $6,667 each (up to $20,000 total) will be paid for attainment of the following MBO goals:
1 Recruitment and development of key management positions
2 Maintain and improve TV division morale
3 Increase TV division revenue growth

2008 Total Compensation Package
Salary:	$350,000
Bonus:	$200,000

LTI phantom stock:	TBD

Cash Comp Target:	$550,000

EXHIBIT F-2
Retention and Price Bonus Agreement
See attached

F-2

Retention and Price Bonus Agreement — Craig Millar
February 15, 2008
Mr. Craig Millar
Dear Craig:
This Retention Bonus Agreement establishes some additional terms of your continued employment with Clear Channel Communications, Inc. (CC), pending the closing of the proposed acquisition of the Clear Channel Communications, Inc. Television Division by a third party who has not yet been identified. We will refer to the date that the acquisition is closed as the closing date.
1. Duration
The term of this Agreement will begin on the date this agreement is signed and end on the closing date. This Agreement will expire if no acquisition has been announced by December 31, 2012.
2. Title
You will be employed as interim President/CEO of Clear Channel Television, devoting your best professional efforts, time and skill to the performance of the duties originally undertaken under your current job description. You will continue to report to Mark Mays, the CEO of Clear Channel Communications.
3. Compensation
Your annual base salary will increase to $300,000 effective February 1, 2008, and you will be paid in accordance with CC’s normal payroll procedures.
4. Retention Bonus
You will be eligible for a retention bonus of one half of your current base salary, subject to the terms described below. That amount will be paid to you only if you are still employed by CC on the closing date and if you agree to and sign a general release prepared by the Company. It will be paid to you through the next reasonable payroll cycle following the closing date.
5. Termination
If CC terminates your employment other than for cause before the closing date, CC will be obligated to pay you the retention bonus. However, no retention bonus will be payable if you are terminated for cause or if you no longer hold your current position on the closing date. If for any reason you resign from CC at any point before the closing date, no retention bonus will be payable.
For purposes of this Agreement, “cause” means:
Your willful and continued failure to perform substantially your duties with CC.
Your willful engagement in illegal conduct or gross misconduct.
6. Price Bonus
In addition to the Retention Bonus described above, you are eligible for the following Price Bonus. If the net price received by CC for the sale of the Television Division exceeds $1,000,000,000 you will receive a bonus equal to 0.5% of the excess amount. For example, if CC receives a net of $1,050,000,000 you will earn $50,000,000 X .005, or $250,000. Payment of this bonus is also subject to the terms of sections 4 and 5 of this Agreement.
7. Governing Law
The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the relevant laws of the state of Texas.
8. Modification
No provision of this Agreement may be modified, altered or amended, except by collective agreement between CC and you in writing.
9. Arbitration
By signing this Agreement, you agree that any claims or disputes covered by this Agreement or resulting from your employment during the term of the Agreement must be submitted to binding arbitration in accordance with the terms of the Clear Channel Arbitration Policy.
If you accept the terms of this Agreement, please sign below in the space provided.

Date:	Employee (sign):

Craig Millar, Interim President/CEO — Clear Channel Television

Date:	Employer (sign):

Mark Mays, CEO — Clear Channel Communications